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CONTACT:  Nick Hill                           Gordon Lambourne
          (301) 380-7484                      (301) 380-1368
          nick.hill@marriott.com              gordon.lambourne@marriott.com

COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP UNITHOLDERS APPROVE SETTLEMENT; MARRIOTT INTERNATIONAL AND ROCKLEDGE HOTEL PROPERTIES EXTEND TENDER OFFER UNTIL OCTOBER 16

WASHINGTON, D.C. - Oct. 2, 2000 - Marriott International, Inc. (NYSE:MAR) and Rockledge Hotel Properties, Inc. announced today that the unitholders of Courtyard by Marriott II Limited Partnership ("Courtyard II") have overwhelmingly approved the merger and the amendments to the Courtyard II partnership agreement described in the Purchase Offer and Consent Solicitation previously sent to unitholders. More than 80% of the Courtyard II units eligible to vote voted in favor of the merger and the amendments to the partnership agreement. The solicitation period expired at midnight, New York City time, on Friday, September 29, 2000.

The fairness of the Courtyard II settlement was also approved by the court at the hearing held on Thursday, September 28, 2000. The Courtyard II settlement remains contingent on, among other things, consummation of the settlement relating to Courtyard by Marriott Limited Partnership.

CBM II Holdings LLC, a wholly owned subsidiary of a joint venture between Marriott International and Rockledge Hotel Properties, is also extending its offer to acquire all outstanding units of limited partnership interest of Courtyard II to 5 p.m., New York City time, on Monday, October 16, 2000. The offer was previously scheduled to expire at midnight, New York City time, on Friday, September 29, 2000. The unitholders' approval of the merger and each of the amendments to the Courtyard II partnership agreement satisfies one of the few remaining conditions to the tender offer and the merger.
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According to Gemisys Corporation, the claims administrator for the tender offer, approximately 1,192 Courtyard II units have been tendered and not withdrawn pursuant to the tender offer, representing more than 80% of the outstanding Courtyard II units.

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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 58 other countries and territories. Marriott operates and franchises hotels under the Marriott, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; operates Ritz-Carlton brand hotels through The Ritz-Carlton Hotel Company LLC; develops and operates vacation ownership resorts under the Marriott, Ritz-Carlton Club and Horizons brands; operates executive apartments and conference centers; and provides furnished corporate housing through its ExecuStay by Marriott division. Other Marriott businesses include senior living communities and services, wholesale food distribution, and procurement services. Marriott is headquartered in Washington, D.C., and has approximately 151,000 employees. In fiscal year 1999, Marriott International reported systemwide sales of $17.7 billion. For more information or reservations, please visit our web site at www.marriott.com.
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ROCKLEDGE HOTEL PROPERTIES INC. is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE:HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes. Host Marriott Corporation is a lodging real estate company that currently owns or holds controlling interests in 122 upscale and luxury hotel properties primarily operated under premium brands such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Swissotel. Rockledge Hotel Properties and Host Marriott Corporation have their principal offices at 10400 Fernwood Road, Bethesda, Maryland 20817. For further information, please visit Host Marriott Corporation's web site at www.hostmarriott.com.
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COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP is a Delaware limited partnership, formed in 1987, which owns 70 Courtyard by Marriott hotels located throughout the United States that are managed by a subsidiary of Marriott International, Inc.

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